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                                                                     Exhibit 2.4

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 XGI CAYMAN LTD.

                                       AND

                      TRIDENT MICROSYSTEMS (FAR EAST) LTD.

                          EFFECTIVE AS OF JUNE 10, 2003

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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), is entered into as of June 10, 2003 (the "EFFECTIVE DATE"), by and between XGI CAYMAN LTD., a Cayman Islands, B.W.I. corporation, having its principal place of business located at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, B.
W. I. ("BUYER"), and TRIDENT MICROSYSTEMS (FAR EAST) LTD., a Cayman Islands, B.W.I. corporation, having its principal place of business located at Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I. ("SELLER"). For purposes of this Agreement, (i) "Buyer" shall refer to XGI Cayman Ltd. and not to any Subsidiary or Affiliated Company of XGI Cayman Ltd. and (ii) "Seller" shall refer to Trident Microsystems (Far East) Ltd. and not to any Subsidiary or Affiliated Company of Trident Microsystems (Far East) Ltd.

                                    RECITALS

         WHEREAS, Seller's parent entity, Trident Microsystems, Inc., a Delaware corporation ("TMI"), is engaged in, among other things, the business of designing, developing and marketing graphics integrated circuits using the intellectual property set forth on Schedule 3.1(a)(i) (hereinafter referred to as the "GRAPHICS BUSINESS") and holds certain assets and properties relating to and/or utilized in operating the Graphics Business (the "TMI-HELD GRAPHICS ASSETS"); and

         WHEREAS, in connection herewith, TMI has agreed to transfer all such TMI-Held Graphics Assets to Seller as a contribution to Seller's capital prior to the Closing (as defined herein); and

         WHEREAS, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, as of the Separation Date, substantially all of the assets and properties of Seller relating to and/or utilized in operating the Graphics Business, including the TMI-Held Graphics Assets, in exchange for the consideration and upon the terms and conditions set forth herein; and

         WHEREAS, it is the intent of the Buyer and Seller that, from and after the Separation Date, (a) the operations of the Graphics Business shall be for the benefit of the Buyer, and (b) Buyer shall be responsible for the obligations of the Graphics Business incurred in the ordinary course of business;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties, conditions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

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                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 ACTION. "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

                  1.2 AFFILIATE. "AFFILIATE" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

                  1.3 ANCILLARY AGREEMENT. "Ancillary Agreement" means such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

                  1.4 ASSETS. "ASSETS" means assets, properties and rights (including goodwill), whether or not related to the Graphics Business, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (b) all apparatus, computers and other electronic data processing equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, but excluding fixtures, machinery, equipment, furniture and office equipment;

                  (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

                  (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

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                  (f)      all license agreements, leases of personal property,
open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts, agreements or commitments;

                  (g) all deposits, letters of credit and performance and surety bonds;

                  (h) all written technical Information, data, specifications, research and development Information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (i) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

                  (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

                  (k) all cost Information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                  (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

                  (m) all rights under Contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                  (n) all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;

                  (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

                  (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

                  1.5 CONTRACTS. "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

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                  1.6      CONSENTS. "CONSENTS" means any approval, consent,
         ratification, permission, waiver or authorization (including any Governmental Approvals).

                  1.7 COURT ORDER. "COURT ORDER" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or Governmental Authority that is binding on any Person or its property under applicable Regulations.

                  1.8 GOVERNMENTAL APPROVALS. "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

                  1.9 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  1.10 INFORMATION. "INFORMATION" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

                  1.11 INSURANCE POLICIES. "INSURANCE POLICIES" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

                  1.12 INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical Information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), databases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

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                  1.13     LIABILITIES. "LIABILITIES" means all debts,
         liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

                  1.14 PERSON. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  1.15 REGULATIONS. "REGULATIONS" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including without limitation environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health regulations, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  1.16 SECURITY INTEREST. "SECURITY INTEREST" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

                  1.17 SEPARATION. "SEPARATION" means the sale, assignment and/or transfer from Seller to Buyer, and Buyer's receipt, and assumption of, substantially all of the Seller Assets and Seller Liabilities (as defined below).

                  1.18 SEPARATION DATE. "SEPARATION DATE" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be on or before June 30, 2003, or such other date as Buyer and Seller may agree.

                  1.19 SUBSIDIARY. "SUBSIDIARY" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

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                                    ARTICLE 2

                               SEPARATION; CLOSING

         2.1 CLOSING; SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the Separation shall be effective (the "CLOSING") on the Separation Date, and shall be held at the offices of Gray Cary Ware & Freidenrich LLP, 153 Townsend Street, Suite 800, San Francisco, California 94133, or such other place as Buyer and Seller shall agree.

                                    ARTICLE 3

                             TRANSFER AND ASSUMPTION

         3.1      TRANSFER OF BUYER ASSETS AND ASSUMPTION OF BUYER LIABILITIES.

                  (a) Transfer of Assets. Upon the terms and subject to the conditions contained in this Agreement and pursuant to a Bill of Sale substantially in the form attached hereto as Exhibit 3.1(a) (the "BILL OF SALE"), effective on the Separation Date, Seller shall sell, assign, transfer, convey and deliver (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to Buyer, and Buyer shall accept, acquire and buy from Seller, all of Seller's respective right, title and interest in the assets and properties listed or described on Schedule 3.1(a)(i) attached hereto (including all Intellectual Property rights listed thereon), all benefits under the Contracts listed on Schedule 3.1(a)(ii) attached hereto and all payments due under the accounts receivable listed on Schedule 3.1(a)(iii) attached hereto (collectively, the "SELLER ASSETS").

                  (b) Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, effective on the Separation Date, Buyer shall assume and agree faithfully to perform and fulfill (or will cause any applicable Subsidiary of Buyer to assume, perform and fulfill), all the Liabilities owed by Seller that are listed or described on Schedule 3.1(b)(i) attached hereto and all obligations under the Contracts listed on Schedule 3.1(a)(ii) (collectively, the "SELLER LIABILITIES") in accordance with their respective terms. Thereafter, Buyer shall be responsible (or will cause any applicable Subsidiary to be responsible) for all Seller Liabilities held by Seller, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by Seller or its Affiliates or Buyer and its Affiliates or any of their respective directors, officers, employees or agents. Notwithstanding the foregoing, (x) Buyer shall not assume any Liabilities of Seller except as expressly set forth under this
Section 3.1(b) or otherwise in this Agreement or any Ancillary Agreement, (y) in no event shall Buyer assume any agreements or obligations of Seller

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or its Affiliates under this Agreement or any Ancillary Agreement unless expressly set forth herein.

                  (c) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any Affiliates of any party hereto), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

                  (d) Amendment of Schedules. By the mutual written consent of the parties hereto, Schedules 3.1(a)(i), 3.1(a)(ii), 3.1(a)(iii) and 3.1(b)(i) hereto may be amended at any time on or prior to the Closing.

         3.2 PURCHASE PRICE. As consideration of the sale, assignment, transfer, conveyance and delivery of the Seller Assets by Seller to Buyer, Buyer will pay and deliver to Seller, upon and simultaneously with the Closing on the Separation Date, one hundred percent (100%) of its capital stock, which shall equal one thousand shares (1,000) (the "PURCHASE PRICE").

         3.3      METHODS OF TRANSFER AND ASSUMPTION.

                  (a) Terms of Other Ancillary Agreements Govern. To the extent that the transfer of any Buyer Asset or the assumption of any Buyer Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties hereto that pursuant to Sections 3.1 and 3.2, the transfer and assumption of all other Seller Assets and Seller Liabilities shall be made effective as of the Separation Date; provided, however, that circumstances in various jurisdictions outside the United States may require the transfer of certain Seller Assets and the assumption of certain Seller Liabilities to occur in such other manner and at such other time as the parties hereto shall agree.

                  (b) Mistaken Assignments and Assumptions. In addition to those transfers and assumptions accurately identified and designated by the parties hereto to take place but which the parties are not able to effect on or prior to the Separation Date, there may exist (i) Assets that the parties hereto discovered were, contrary to the agreements between the parties hereto, by mistake or omission, transferred (or not transferred) to Buyer or (ii) Liabilities that the parties hereto discover were, contrary to the agreements between the parties hereto, by mistake or omission, assumed (or not assumed) by Buyer. The parties hereto shall cooperate in good faith to effect the transfer or re-transfer of such Assets and/or the assumption or re-assumption of such Liabilities.

         3.4      GOVERNMENTAL APPROVALS AND CONSENTS.

                  (a) Transfer In Violation of Laws. If and to the extent that the valid, complete and perfected transfer, assignment or novation to Buyer of any Seller Assets and Seller

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Liabilities (or from the Buyer of any other Assets) would be a violation of applicable laws or require any Consent(s) or Governmental Approval in connection with the Separation, then, unless Seller shall otherwise determine, the transfer, assignment or novation to or from the Buyer, as the case may be, of such Seller Assets, Seller Liabilities or other Assets, respectively, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained; provided, however, that if such covenants or Governmental Approvals have not been obtained within one year of the Separation Date, the parties hereto will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions hereunder.

                  (b) Transfers Not Consummated On or Prior to Separation Date. If the transfer, assignment or novation of any Seller Assets or Contracts intended to be transferred or assigned hereunder, is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 3.1(c) or for any other reason, then the Person retaining such Buyer Asset shall thereafter hold such Buyer Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Buyer Asset shall take such other actions as may be reasonably requested by the Person to whom such Buyer Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Buyer Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Seller Assets (or other Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Seller Assets, are to inure from and after the Separation Date to the Buyer (or the Seller, as the case may be). If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Buyer Asset pursuant to Section 3.1(c), are obtained, the transfer of the applicable Buyer Asset shall be affected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement.

                  (c) Expenses. The Person retaining a Buyer Asset or Contract due to the deferral of the transfer of such Buyer Asset or Contract shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Buyer Asset, other than reasonable out-of- pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Buyer Asset.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller, and agrees, that, except as set forth on the Buyer Disclosure Schedule attached hereto as Schedule 4.1, which exceptions shall be deemed to be representations and warranties as if made hereunder:

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                  (a)      Organization and Standing. Buyer is a corporation
duly organized and validly existing under, and by virtue of, the laws of the Cayman Islands, B.W.I. and is in good standing under such laws. Buyer has the requisite corporate power to own and operate its properties and Assets and to carry on its business as presently conducted and as proposed to be conducted. Buyer is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect on the Buyer's business. Buyer has furnished Seller or its special counsel with true and complete copies of Buyer's corporate charter and bylaws. These copies are true, correct and complete and contain all amendments through the date hereof.

                  (b) Corporate Power. Buyer has all requisite legal and corporate power to enter into this Agreement and the Ancillary Agreements, to consummate the Separation and to carry out and perform its obligations under the terms of this Agreement and the Ancillary Agreements.

                  (c) Authorization. All corporate action on the part of Buyer, its officers, directors and stockholders necessary for (x) the transfer and payment of the Purchase Price pursuant hereto and (y) the execution, performance and delivery by Buyer of this Agreement and the Ancillary Agreements have been taken or will be taken prior to the Separation hereunder. This Agreement and the Ancillary Agreements are each valid and binding obligations of Buyer enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and rules or laws concerning equitable remedies.

                  (d) Litigation, etc. Except as set forth on Schedule 4.1(d) hereto, there are no Actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened against Buyer, nor, to Buyer's knowledge, is there any basis therefor, and none which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken in connection herewith or therewith.

                  (e) Consent, etc. No Consent, Governmental Approval, approval or authorization of, or designation, declaration or filing on the part of Buyer is required in connection with the valid execution and delivery of this Agreement or the Ancillary Agreements or the consummation or performance of any other transaction contemplated hereby or thereby.

                  (f) Liabilities. Buyer has no material Liabilities and, to the best of its knowledge, knows of no material contingent Liabilities not disclosed in Schedule 4.1(f) except current Liabilities incurred in the ordinary course of business which in the aggregate do not exceed $50,000.

                  (g) No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Buyer's corporate charter or bylaws, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or

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accelerate the performance required by, or result in a right of termination or acceleration under, (with or without the passage of time or the giving of notice or both) any of the terms conditions or provisions of any material agreement, Contract, obligation, promise or undertaking that is legally binding on Buyer or
(c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Regulation or Court Order.

         4.2 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer, only with respect to itself, that, except as set forth on the Seller Disclosure Schedule attached hereto as Schedule 4.2, which exceptions shall be deemed to be representations and warranties as if made hereunder (provided that the following representations shall not in any way limit or restrict Seller from relying on the representations and warranties made by Buyer in this Agreement):

                  (a) Organization and Standing. Seller is a corporation duly organized and validly existing under, and by virtue of, the laws of the Cayman Islands, B.W.I. and is in good standing under such laws. Seller has the requisite corporate power to own and operate its properties and Assets and to carry on its business as presently conducted and as proposed to be conducted. Seller is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect on Seller's business.

                  (b) Corporate Power. Seller has all requisite right, power and authority to enter into and perform Seller's obligations under this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements constitute valid and binding obligations of Seller enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

                  (c) Authorization. All corporate action on the part of Seller, its officers, directors and stockholders necessary for (i) the execution, performance and delivery by Seller of this Agreement and the Ancillary Agreements, (ii) the transfer, assignment, conveyance and delivery of the Seller Assets and Seller Liabilities pursuant hereto and (iii) the performance of all other obligations of Seller hereunder and under the Ancillary Agreements have been taken or will be taken prior to the Separation hereunder. This Agreement and the Ancillary Agreements are each valid and binding obligations of Seller enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and rules or laws concerning equitable remedies.

                  (d) Litigation, etc. Except as set forth on Schedule 4.2(d) hereto, there are no Actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened against Seller relating to the Graphics Business, nor, to Seller's knowledge, is there any basis therefor, and none which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken in connection herewith or therewith.

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                  (e)      Consent, etc. No Consent, Governmental Approval,
approval or authorization of, or designation, declaration or filing on the part of Seller is required in connection with the valid execution and delivery of this Agreement or the Ancillary Agreements or the consummation or performance of any other transaction contemplated hereby or thereby.

                  (f) Liabilities. Other than the Seller Liabilities, Seller has no material Liabilities relating to the Graphics Business and, to the best of its knowledge, knows of no material contingent Liabilities relating to the Graphics Business not disclosed in Schedule 4.2(f) except current Liabilities relating to the Graphics Business incurred in the ordinary course of business which in the aggregate do not exceed $50,000.

                  (g) No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Seller's corporate charter or bylaws, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, (with or without the passage of time or the giving of notice or both) any of the terms conditions or provisions of any agreement, Contract, obligation, promise or undertaking that is legally binding on Seller or (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Regulation or Court Order.

                  (h) Liens and Encumbrances. The Seller Assets (as set forth on Schedules 3.1(a)(i), 3.1(a)(ii) and 3.1(a)(iii) attached hereto) are free of any liens, encumbrances or Security Interests.

                  (i) Title to Purchased Assets; Condition of Purchased Assets. Except as set forth on Schedule 4.2(i)(i) hereof, Seller has, and will transfer to Buyer, sole ownership of (and, in the case of real property, good and marketable title to) the Seller Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire sole ownership of (and, in the case of real property, good and marketable title to) all of the Seller Assets, free and clear of any liens, encumbrances or Security Interests. Except as set forth on Schedule 4.2(i)(ii) hereof, all tangible Seller Assets and properties which are part of the Seller Assets are in good operating condition and repair and are usable in Seller's ordinary course of business as currently conducted or as may be conducted in the future consistent with Seller's past practice.

                  (j) Permits. Seller has all franchises, permits, licenses, and any similar authority, which are in full force and effect, necessary for the conduct of its business as now being conducted by it, the lack of which could have a material adverse effect on the Seller Assets or Liabilities, and owns or possess such permits free and clear of any liens, encumbrances or other Security Interests. Seller is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority which default could have a material adverse effect on the Seller Assets or Liabilities.

                  (k) Sale of Products. Each product that has been manufactured or sold by

Seller to any Person: (a) conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable Regulations, and (b) was free of any design defects, construction defects or other defects or deficiencies at the time of sale. No product manufactured or sold by Seller has been the subject of any recall or other similar action and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product. There is no Action pending or, to the knowledge of Seller, being threatened against Seller relating to any product manufactured or sold by Seller in the Graphics Business which will or is reasonably likely to result in any Liabilities, and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such Action.

                  (l) Performance of Services. All services that have been performed by or on behalf of Seller that relate to the Seller Assets were performed in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Regulations. There is no Action pending or, to the knowledge of Seller, being threatened against Seller relating to any services performed by or on behalf of Seller in connection with the Seller Assets which will or is reasonably likely to result in any Liabilities, and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such Actions.

                  (m) Customers and Distributors. SCHEDULE 4.2(m) HEREOF ACCURATELY IDENTIFIES, AND PROVIDES AN ACCURATE AND COMPLETE BREAKDOWN OF THE BOOKINGS FROM, THE 10 LARGEST CUSTOMERS OF SELLER RELATED TO THE SELLER ASSETS FOR THE CALENDAR YEARS 2002 AND 2003 (UP TO THE DATE OF THIS AGREEMENT). Seller has not received any written notice or other written communication indicating that any customer or other Person identified or required to be identified in
Schedule 4.2(m) hereof intends to cease dealing with Seller or otherwise reduce the volume of business transacted by such Person with Seller below historical levels, and to the knowledge of Seller, no such customer or other Person intends to do so. Seller has not received any written notice or other written communication indicating that any distributor of any of Seller's products intends to cease acting as a distributor of such products or otherwise dealing with Seller, and to the knowledge of Seller, no such distributor intends to do so.

                  (n) Sufficiency of Purchased Assets. The Seller Assets, including without limitation all benefits under the Contracts listed on Schedule 3.1(a)(ii) and all accounts receivable listed on Schedule 3.1(a)(iii), if any, will enable Buyer to own and use the Seller Assets in the manner in which the Seller Assets have been used prior to the date hereof, are currently being used in the Graphics Business and are currently proposed by Seller to be used.

                  (o) Other Agreements. Seller has not entered into any other agreement, Contract or arrangement relating to the sale or other disposition of any of the Seller Assets other than with respect to sales of Seller's inventory in the ordinary course of Seller's business as currently conducted.

                  (p) Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Ancillary Agreements and all exhibits and schedules hereto and thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                  (q) Intellectual Property. Immediately prior to the Closing, Seller, to its knowledge, will own, or have the right to use, which right cannot be terminated without Seller's consent (or Seller can obtain the right to use on reasonable commercial terms), all Intellectual Property or proprietary rights necessary to its business as now conducted, and has not received any communications (either oral or written) that it is infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and to Seller's knowledge, after reasonable investigation, there is no basis for any such claim. There are no outstanding options, licenses, liens, encumbrances or Security Interests (each, an "ENCUMBRANCE" for purposes of this Section 4.2(r) only) of any kind relating to any Intellectual Property necessary to Seller's business as now conducted, nor is Seller bound by or a party to any Encumbrance with respect to any other Person's or entity's Intellectual Property. Seller is not aware of any violation by a third party of any of Seller's Intellectual Property or proprietary rights. Seller has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Intellectual Property necessary to Seller's business as now conducted or proposed to be conducted. Seller does not reasonably believe it is or will be necessary to utilize any inventions of any of its or TMI's employees (or people it currently intends to hire) or consultants created prior to their employment by or relationship with Seller and which have not been assigned to Seller.

                                    ARTICLE 5

                               CLOSING CONDITIONS

         5.1 CONDITIONS TO CLOSING OF BUYER. The obligation of Buyer to consummate the Separation at the Closing is subject to the fulfillment on or prior to the Separation Date of the following conditions, any of which may be waived in writing by Buyer:

                  (a) Accuracy of Representations. The representations and warranties of Seller set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Separation Date as if made on and as of the Separation Date and if the Separation Date is after June 30, 2003, then the representations and warranties of Seller set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of June 30, 2003 as if made on and as of June 30, 2003 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "material adverse effect" qualifications and other materiality of qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Seller Disclosure

Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                  (b) Performance of Covenants. Each of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

                  (c) Consents. All (i) Consents (including without limitation all Governmental Approvals, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Ancillary Agreements), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and (ii) all Consents, substitutions, approvals or amendments required to assign all rights and obligations under agreements, leases, licenses, other Contracts and other obligations or Liabilities of any nature whatsoever that constitute Seller Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than Buyer, so that, in any such case, Buyer and its Subsidiaries will be solely responsible for such Liabilities, shall have been obtained, made or given and the same shall be in full force and effect as of the Separation Date and not rescinded.

                  (d) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse effect on the Seller Assets or Seller Liabilities, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on the Seller Assets or Seller Liabilities.

                  (e) No Action. There shall not be pending or threatened any Action: (i) challenging or seeking to restrain or prohibit the consummation of the Separation or any of the other transactions contemplated by this Agreement; (ii) which would materially and adversely affect the right of Buyer to own the Seller Assets or operate the Graphics Business; (iii) seeking to compel Buyer or Seller or any Subsidiary thereof to dispose of or hold separate any material Seller Assets, as a result of the Separation or any of the other transactions contemplated by this Agreement; or (iv) which, if adversely determined, could have a material adverse effect on the Seller Assets or Buyer.

                  (f) Agreements and Documents. The following agreements and documents shall have been delivered to Buyer, and shall be in full force and effect, subject only to the Closing:

                                    (i)      all Ancillary Agreements to which
Seller is a party shall have been executed and delivered to Buyer by Seller;

                                    (ii)     a certificate, executed on behalf
of Seller by an executive officer of Seller, confirming that the conditions set forth in Sections 5.1(a), (b), (c), (d) and (e) have been duly satisfied;

                                    (iii)    a copy of Seller's charter and the
bylaws (as amended through the Separation Date), certified by the Secretary of Seller as true and correct copies thereof as of the Separation Date;

                                    (iv)     a copy of the resolutions of the
Board of Directors of Seller providing for the authorization of the Separation, the approval of this Agreement and the Ancillary Agreements and the other matters contemplated hereby, certified by the Secretary of Seller to be true, complete and correct;

                                    (v)      good standing certificates issued
by the appropriate Cayman Islands, B.W.I. governmental and tax authorities, dated within ten (10) days of the Separation Date with applicable "bring-down" certificates dated as of the Separation Date;

                                    (vi)     the Bill of Sale and any
assignments necessary for the transfer of any patents set forth in Schedule 3(a)(i);

                                    (vii)    such other agreements, documents or
instruments as the Buyer and Seller may agree are necessary or desirable in order to achieve the purposes hereof.

         5.2 CONDITIONS TO CLOSING OF SELLER. The obligation of Seller to consummate the Separation at the Closing is subject to the fulfillment on or prior to the Separation Date of the following conditions, any of which may be waived in writing by Seller:

                  (a) Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Separation Date as if made on and as of the Separation Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "material adverse effect" qualifications and other materiality of qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Buyer Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                  (b) Performance of Covenants. Each of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

                  (c) Consents. All (i) Consents (including without limitation all Governmental Approvals, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Ancillary Agreements), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and (ii) all Consents, substitutions, approvals or amendments required to assign all rights and obligations under agreements, leases, licenses, other Contracts and other obligations or Liabilities of any nature whatsoever that constitute Seller Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than Buyer, so that, in any such case, Buyer and its Subsidiaries will be solely responsible for such Liabilities, shall have been obtained, made or given and the same shall be in full force and effect as of the Separation Date and not rescinded.

                  (d) No Action. There shall not be pending or threatened any Action: (i) challenging or seeking to restrain or prohibit the consummation of the Separation or any of the other transactions contemplated by this Agreement; (ii) which would materially and adversely affect the right of Seller to receive the Purchase Price; or (iii) seeking to compel Buyer or Seller or any Subsidiary thereof to dispose of or hold separate any portion of the Purchase Price, as a result of the Separation or any of the other transactions contemplated by this Agreement.

                  (e) Agreements and Documents. The following agreements and documents shall have been delivered to Seller, and shall be in full force and effect, subject only to the Closing:

                                    (i)      all Ancillary Agreements to which
Buyer is a party shall have been executed and delivered to Seller by Buyer;

                                    (ii)     a certificate, executed on behalf
of Buyer by an executive officer of Buyer, confirming that the conditions set forth in Sections 5.2(a), (b), (c) and (d) have been duly satisfied;

                                    (iii)    a copy of Buyer's charter and the
bylaws (as amended through the Separation Date), certified by the Secretary of Buyer as true and correct copies thereof as of the Separation Date;

                                    (iv)     a copy of the resolutions of the
Board of Directors of Buyer providing for the authorization of the Separation, the approval of this Agreement and the Ancillary Agreements and the other matters contemplated hereby, certified by the Secretary of Buyer to be true, complete and correct;

                                    (v)      good standing certificates issued
by the appropriate Cayman Islands, B.W.I. governmental and tax authorities, dated within ten (10) days of the Separation Date with applicable "bring-down" certificates dated as of the Separation Date;

                                    (vi)     such other agreements, documents or
instruments as the Buyer and Seller may agree are necessary or desirable in order to achieve the purposes hereof.

                                    ARTICLE 6

                           COVENANTS AND OTHER MATTERS

         6.1 OTHER AGREEMENTS. Seller and Buyer agree to execute and cause to be executed by the approprite parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

         6.2 FURTHER INSTRUMENTS. Without further consideration, Seller will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Buyer such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and confirm Buyer's title to all of the Seller Assets, rights and other things of value contemplated to be transferred to Buyer pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put Buyer in actual possession and operating control thereof and to permit Buyer to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the Consent of any third party to the transfer thereof has not yet been obtained). At the request of Seller and without further consideration, Buyer will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Seller and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Seller may reasonably deem necessary or desirable in order to have Buyer fully and unconditionally assume and discharge the Seller Liabilities contemplated to be assumed by Buyer under this Agreement or any document in connection herewith and to relieve Seller and its affiliates of any Seller Liability or obligation with respect thereto and evidence the same to third parties. Neither Seller nor Buyer shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         6.3 LIABILITIES. After the Closing, neither party shall be liable to the other for breaches of representations or warranties herein, except that:
(i) Seller shall be liable to Buyer and its affiliates if any of the Seller Assets described herein have not been transferred, in which case the obligation of Seller shall be to cause the delivery of such Asset, or otherwise deliver the benefit thereof and (ii) Seller shall be liable for liabilities arising out of the Graphics Business and arising prior to June 30, 2003 other than Seller Liabilities, which are being assumed by Buyer, and Buyer shall be liable for liabilities arising out of the Graphics Business arising after June 30, 2003. Notwithstanding anything set forth above, with respect to liabilities arising from, or relating to, the XGIC Technology (as set forth in Schedule 3(a)(i)), Seller will not be liable to Buyer in an amount in excess of $3,500,000. Provided however, that any claim for damages under this Section 6.3 must be made in writing within 12 months of the Closing Date.

         6.4 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, all costs and expenses of the parties hereto in connection with the Separation, the preparation of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall be paid by Seller.

         6.5 FOREIGN SUBSIDIARIES. Seller and Buyer shall cause each of their foreign subsidiaries to execute such local transfer agreements, assignments, assumptions, novations and other documents as shall be necessary to effect the purposes of this Agreement with respect to their respective operations outside the United States.

         6.6      DISPUTE RESOLUTION.

                  (a) Mediation. If a dispute, controversy or claim ("DISPUTE") arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e.g., at or above director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "DISPUTE RESOLUTION COMMENCEMENT DATE." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If such senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding Alternative Dispute Resolution ("ADR").

                  (b) Arbitration. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

                  (c) Court Action. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction for a breach of any obligation of confidentiality, infringement, misappropriation or misuse of any

Intellectual Property right, or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

                  (d) Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and all Ancillary Agreements during the course of Dispute resolution pursuant to the provisions of this
Section 6.6 with respect to all matters not subject to such Dispute, controversy or claim.

         6.7 GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

         6.8 NO REPRESENTATION OR WARRANTY. Except as may expressly be set forth herein or in any Ancillary Agreement, all Seller Assets to be transferred to Buyer shall be transferred "AS IS, WHERE IS" and Buyer shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Buyer good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

         6.9 COOPERATION IN OBTAINING NEW AGREEMENTS. Seller understands that, prior to the Separation Date, Buyer has derived benefits under certain agreements and relationships between Seller and third parties, which agreements and relationships are not being assigned or transferred to Buyer in connection with the Separation. Upon the request of Buyer, Seller agrees to make introductions of appropriate Buyer personnel to Seller's contacts at such third parties, and agrees to provide reasonable assistance to Buyer, at Seller's own expense, so that Buyer may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to Seller. Such assistance may include, but is not limited to, (i) requesting and encouraging such third parties to enter into such agreements or relationships with Buyer, (ii) attending meetings and negotiating sessions with Buyer and such third parties, and (iii) participating in buying consortiums with Buyer. Seller also understands that certain agreements between Seller and third parties which are being assigned to Buyer in connection with the Separation may require the consent of the applicable third party. Seller shall assist Buyer in seeking and obtaining the consent of such third parties to such assignment. In no event will Seller have any obligations hereunder after the first anniversary of the Separation Date or following a change of control of Seller in which Seller is not the surviving entity.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         7.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 6.6 hereof.

         7.3 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

                  if to Seller:

                           Trident Microsystems (Far East) Ltd.
                           Attn: President
                           Unit 2-5, 5/F
                           Future Plaza
                           111-113 How Ming Street
                           Kwun Tong, Kowloon
                           Hong Kong

                  with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           Attn: J. Howard Clowes
                           153 Townsend Street, Suite 800
                           San Francisco, California 94107

                  if to Buyer:

                           XGI Cayman Ltd.
                           Attn: President
                           Ugland House, South Church Street
                           George Town, Grand Cayman
                           Cayman Islands, B. W. I.

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         7.4 PARTIES IN INTEREST. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         7.5 COUNTERPARTS. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         7.6 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation, or in conjunction with a change of control event. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

         7.7 SEVERABILITY. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         7.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the schedules or exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         7.9 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         7.10 TERMINATION. This Agreement may be terminated prior to the Separation Date (whether before or after approval of this Agreement or the Separation by Buyer's or Seller's Board) by mutual written consent of Buyer and Seller;

         7.11 INTERPRETATION. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any schedule or exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

         7.12 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than as otherwise provided herein).

         7.13 LIMITATION OF LIABILITY. IN NO EVENT SHALL SELLER OR ITS AFFILIATES OR BUYER BE LIABLE TO BUYER OR ITS AFFILIATES OR SELLER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.14 TRANSLATIONS. This Agreement may be translated into any other language, provided, however, that in the event of any dispute with respect to interpretation or construction of any terms of this Agreement, the English language version shall control.

         7.15 CURRENCY. All financial obligations originating from the terms and conditions of this Agreement shall be denominated in United States dollars.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         WHEREFORE, the parties have signed this Asset Purchase Agreement effective as of the Effective Date.

XGI CAYMAN LTD.                         TRIDENT MICROSYSTEMS (FAR EAST) LTD.
a Cayman Islands, B.W.I. corporation    a Cayman Islands, B.W.I. corporation

By: /s/ Frank Lin                        By: /s/ Frank Lin

----------------------------------      ----------------------------------------

Name: Frank Lin                         Name: Frank Lin

Title: Director                         Title: President and Chief Executive
                                               Officer

                        SCHEDULE 3.1(a)(i) SELLER ASSETS

         For purposes of this Agreement, "SELLER ASSETS" shall mean (without duplication) the following Assets (and all benefits under all Contracts listed on Schedule 3.1(a)(ii) and all accounts receivable listed on Schedule 3.1(a)(iii)), except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

(i) any claim or other right of Seller or Buyer that primarily relates to the Graphics Business, whenever arising, against any Person other than Seller or its Affiliates or Buyer, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring prior to or as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Buyer Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. Notwithstanding the foregoing, none of (i) the proceeds of any Insurance Policies, (ii) any reversal of any litigation or other reserve, (iii) any matters relating to taxes shall be deemed to be a Buyer Contingent Gain or
(iv) or any claim or benefit resulting from the Neomagic litigation;

(ii) GRAPHICS INTELLECTUAL PROPERTY ASSETS TO BE TRANSFERRED TO SELLER FOR TRANSFER TO XGI (the "XGIC TECHNOLOGY"):

I.       PATENTS

--------------------------------------------------------------------------------------------
                          TITLE                                       NUMBER
--------------------------------------------------------------------------------------------
Multiple Graphics Data Type Processing                     U.S. Letters Patent No.
System                                                     5,943,064
--------------------------------------------------------------------------------------------
Floating Point Complementary Depth Buffer                  U.S. Letters Patent No.
                                                           6,285,779
--------------------------------------------------------------------------------------------
DIV - Depth Buffer                                         U.S. Letters Patent No.
                                                           6,453,065
--------------------------------------------------------------------------------------------
3D Accelerator Command Structure and                       Serial Number 09/442,512.
Method                                                     Abandoned
--------------------------------------------------------------------------------------------
Multi Resolution Depth Buffer                              Serial Number 09/839,247
--------------------------------------------------------------------------------------------
System and Method for Clearing Depth and Color Buffers     Serial Number 10/341,842
in a Realtime Graphics Rendering System
--------------------------------------------------------------------------------------------
Multiple Concurrent Display System                         U.S. Letters Patent No.
                                                           5,488,385
--------------------------------------------------------------------------------------------

II.      TRADEMARKS

-------------------------------------------------------------------------------------
     MARK                     CLASS            NUMBER                     COUNTRY
-------------------------------------------------------------------------------------
BLADE                          16         Reg. No. 925668               Taiwan
-------------------------------------------------------------------------------------
BLADE                          9          Reg. No. 890834               Taiwan
-------------------------------------------------------------------------------------
BLADE T64                      9          App. No. 76/372649            United States
-------------------------------------------------------------------------------------
BLADE XP                       9          Reg. No. 2597583              United States
-------------------------------------------------------------------------------------
BLADE XP2                      9          App. No. 76/372826            United States
-------------------------------------------------------------------------------------
BLADE3D                        9          Reg. No. 2601508              United States
-------------------------------------------------------------------------------------
BRIGHTPIXEL                    9          App. No. 76/437121            United States
-------------------------------------------------------------------------------------
COOLPOWER                      9          App. No. 76/436852            United States
-------------------------------------------------------------------------------------
CYBERALADDIN-P4                9          App. No. 76/372828            Unites States
-------------------------------------------------------------------------------------
CYBERBLADE XP                  9          App. No. 76/372760            United States
-------------------------------------------------------------------------------------
CYBERBLADE XP2                 9          App. No. 76/372659            Unites States
-------------------------------------------------------------------------------------
PROVIDIA                       9          Reg. No. 2129419              Unites States
-------------------------------------------------------------------------------------
SMARTTILE                      9          App. No. 76/436918            Unites States
-------------------------------------------------------------------------------------
TRIDENT XP4                    9          App. No. 76/400692            United States
-------------------------------------------------------------------------------------
XP4                            9          App. No. 76/402624            United States
-------------------------------------------------------------------------------------
XP5                            9          App. No. 76/502429            United States
-------------------------------------------------------------------------------------
XP8                            9          App. No. 76/502161            United States
-------------------------------------------------------------------------------------

III.     TECHNOLOGY

II.      TECHNOLOGY

     1.  DIRECTX6.0 3D GRAPHICS ENGINE CORE (IN BLADE3D PRODUCT)

     HIGH PERFORMANCE 3D ACCELERATOR
     - Single Cycle Pipelined Engine
     - Per Pixel Mip-Mapping
     - Multiple Levels of Detail (LOD)
     - 1/16th Sub-Pixel Precision
     - Advanced 32-bit color rendering
     - Perspective correct textures
     - Advanced DirectX 6 support
     - 4Kbyte texture cache
     - DirectDrawTM acceleration
     - Multiple buffering
     - Up to 125 MHz clock
     SETUP ENGINE
     - 32-bit IEEE Floating point input data
     - Slope and vertex calculation
     - Back facing triangle culling

     - 1/16 Sub-Pixel Positioning accuracy for better image quality
     - Deep command list
     - Flexible vertex buffers
     - Triangle strips and fans

     RENDERING ENGINE
     - Diffused and specular lighting
     - Gouraud and flat shading
     - Full scene super sampling anti-aliasing
     - OpenGL compliant blending for fog and depth-cue ing
     - 16-bit Z-buffer

     TEXTURING ENGINE
     - 1/2/4/8-bits per pixel compact palletized textures
     - 16/32-bits per pixel quality non-palletized textures
     - Tri-linear, bi-linear, and point-sampled filtering
     - DX6 anistropic filtering
     - DX6 texture compression
     - Mip-mapping with multiple Level-Of-Detail (LOD)
     - Color keying for translucency

     2D GUI ENGINE
     - 8/15/16/24/32-bits per pixel color formats
     - 256 Raster Operations (ROPs)
     - BitBLTs, lines, polygons, fills, patterns, clipping, bit masking
     - Panning, scrolling, clipping, color expansion, sprites

     2.   DIRECTX7.0 3D GRAPHICS ENGINE CORE (IN XP2 PRODUCT)

     HIGH PERFORMANCE, DUAL-PIPE 3D GRAPHICS ENGINE
     - Support DirectX 7.0, Microsoft graphics standard for Windows 2000
     - Hardware support of Cubic mapping reflections, refractions and lighting
     - Hardware support of environment and emboss bump mapping
     - Hardware support of texture compression
     - Hardware support of all data formats for setup processing
     - Adaptive sharing of Transform & Lighting processing with CPU
     - Up to 166 MHz clock

     SETUP ENGINE
     - Hardware interface to DirectX 7.0
     - 32-bit IEEE floating point precision
     - 1/16 Sub-Pixel Positioning accuracy for better image quality

     RENDERING ENGINE
     - Dual pixel pipeline
     - Sinple-pass processing of diffused, specular lighting and fog effect
     - Enhanced Gouraud shading and Phong-like environmental lighting
     - Fast order-independent scene anti-aliasing
     - Fully OpenGL compliant blending for fog and depth-cue ing
     - Hidden surface removal with 16, 24, or 32-bit Z-buffer or W buffer
     - Color format includes 16, 24, or 32-bit per pixel
     - Supports 8-bit stencil buffer

     TEXTURING ENGINE
     - Single-pass processing of up to 4 texels per clock
     - Single-pass Tri-linear, Bi-linear, and Anisotropic texture filtering
     - Non-linear magnification and sharpen texture filtering
     - Multi-format texture cache
     - 1/2/4/8-bits per pixel compact palletized textures
     - Pallete data format with 565, 1555, 4444 or 8888 for ARGB
     - 16/32-bits per pixel quality non-palletized textures
     - DX6 texture compression

     - Mip-mapping with multiple Level-Of-Detail (LOD)
     - Texture color keying & enhanced filtering for translucent objects

     3.   128-BIT 2D GRAPHICS ENGINE CORE (IN XP2 PRODUCT)
     - 8/15/16/24/32-bits per pixel color formats
     - 256 Raster Operations (ROPs)
     - BitBLTs, lines, polygons, fills, patterns, clipping, bit masking
     - Panning, scrolling, clipping, color expansion, sprites

     4.   DIRECTX8.0 3D GRAPHICS ENGINE CORE (IN XP4 PRODUCT)

     HIGH PERFORMANCE, QUAD-PIPE 3D GRAPHICS ENGINE
     -    Full DX7.0/DX8.0.
     -    OpenGL 1.2.1 with extensions.
     -    Windows 2000.

     Performance Highlights
     -    Peak triangle rate = 25M triangles/s                // at 250MHz
     -    Peak vector/line rate = 25M vectors/s.
     -    4 pixel engines in parallel per clock.
     - Peak tri-linear texture or two bilinear texture mapped pixel rate up to 1000 M pixels /s.
     -    Peak texel rate = 2000 M texels /s.
     -    3D Winbench 2000 score >= 150?

     Function Highlights
     -    Plentiful primitives ( >= 20 types):
          -    Triangle, line, point and point sprite.
          -    list/strip/fan,
          -    indexed and non-indexed vertex buffers and
          -    immediate mode.
     - Very flexible vertex format: any vertex data order and multiple vertex buffers.
     -    Powerful TnL/Vertex Shader.
     -    Powerful texture functionality.
     -    Flexible Pixel Shader.

     Advanced Technology
     -    Optimal depth buffer with very high precision.
     -    Advanced Z bandwidth reduction technology (save > 50% of Z).
     -    Two level texture caches to greatly save texel bandwidth.
     -    Z cache & color cache to save ( >20% total frame buffer bandwidth).

     Other Functions
     -    Support rendering resolution up to 4K x 4K.
-    Support chunk based rendering.
     -    Two 128bit frame buffer ports.

     Advanced Texture Functionality
     -    Eight 2D textures / four 3D/4D textures in single pass.
     -    Multiple 2D / 3D bump maps.
     - Cube environment maps, 3D volume textures and projected 2D/3D textures.
     -    Support any texture size up to 4K x 4K
     -    Mipmap level: 4Kx4K to 1x1.

     -    Rich texture formats (>= 20 types).

     Vertex shader
     -    Vertex Transformation.
     -    Vertex blending / Skinning.
     - Lighting with no limited light sources. Texture coordinates generation.
     -    Cube map vector computation / sphere map etc.

     Clip/cull/3D clipping/Rasterizer
     -    Back face culling.
     -    Primitive rejection outside of a frustum or viewport.
     -    Real 3D clipping against guardband or frustum and 8 user planes.
     -    Fast clipping in rendering engine.
     -    Drawing rule identical to MS and OpenGL.
     -    Two approaches to do edge/line anti-aliasing.
     -    Line style.
     -    DDA Line drawing identical to diamond exit rule.
     -    All fill modes and flat/Gouraud shading.
     -    Perspective corrections for both texture and color.

     Depth/stencil
     -    All depth test functions.
     -    All stencil functions.
     -    16/24 bpp floating/integer depth buffer with very high precision.
     -    8 bpp stencil buffer.
     -    W buffer.
     -    Depth clipping per pixel.
     -    OpenGL Polygon offset/MS Z bias.

     Texture formats
     -    ARGB8888 = 32bpp.
     -    ARGB565/1555/4444 = 16bpp.
     -    A8L8, L8.
     -    UV88.
     -    UVL556.
     -    DXT0 ~ DXT5.
     -    FXT1 ---- 3Dfx compressed format.
     -    1/2/4/8bpp palettized textures.
     -    UYVY &YUY2.
     -    Others are S/W preprocessed.

     Three Texture Key Modes
     -    MS key.
     -    Nearest key.
     -    Key with alpha. // MS second key method.

     Texture Addressing Modes in three dimensions (UVW)
     -    Wrap/Repeat.
     -    Mirror.
     -    Mirror Once.

     -    Clamp.
     -    OpenGL border.

     All Texture Filters
     -    Mipmap nearest / Bilinear / Trilinear.
     -    Anisotropic

     5.   DirectX9.0 3D graphics engine core (in XP8 product)

     HIGH PERFORMANCE, HYBRID-PIPE 3D GRAPHICS ENGINE
     -    Full DX7.0/DX8.0/DX9.0.
     -    OpenGL 1.4
     -    Windows 2000/ Windows XP

     PERFORMANCE HIGHLIGHT
     -    Peak triangle rate = 40M triangles/s                // at 300MHz
     -    Peak vector/line rate = 40M vectors/s.
     -    2x2 pixel engines in parallel per clock.
     -    8 Stencil/Z operations in parallel per clock.
     - Peak tri-linear texture or two bilinear texture mapped pixel rate up to 1200 M texels /s. Peak texel rate = 2000 M texels /s.
     -    3D Mark2003 score >= 2500

     Function Highlights
     -    Plentiful primitives (>= 20 types):
     -    Triangle, line, point and point sprite.
     -    list/strip/fan,
     -    indexed and non-indexed vertex buffers and
     -    immediate mode.
     - Very flexible vertex format: any vertex data order and multiple vertex buffers.
     -    Powerful Vertex Shader 2.0.
     -    Powerful texture functionality.
     -    Flexible Pixel Shader 2.0.

     Advanced Technology
     -    Optimal depth buffer with very high precision.
     -    Advanced Z bandwidth reduction technology (save > 50% of Z).
     -    Two level texture caches to greatly save texel bandwidth.

     OTHER FUNCTIONS
     -    Support rendering resolution up to 4K x 4K.
     -    Support chunk based rendering.
     -    Two 128bit frame buffer ports.

     ADVANCED TEXTURE FUNCTIONALITY
     -    Eight pairs of 2D textures / eight 4D textures in single pass.
     -    Sixteen texture samples and registers
     -    Eight bump loops for maximum four dependant reads
     - Cube environment maps, 3D volume textures and projected 2D/3D textures.
     -    Support any texture size up to 4K x 4K
     -    Mipmap level: 4Kx4K to 1x1.

     -    Rich texture formats (>= 20 types).

     VERTEX SHADER 2.0
     -    Vertex Transformation.
     -    Vertex blending / Skinning.
     -    Lighting with no limited light sources.
     -    Two-side Lighting
     -    Texture coordinates generation.
     -    Cube map vector computation / sphere map etc.

     RENDERING ENGINE
     -    Pixel Shader 2.0
     -    Up to four rendering target
     -    12-bit Alpha-blending
     -    10-10-10-2 color buffer
     -    Gamma corrected rendering

     CLIP/CULL/3D CLIPPING/RASTERIZER
     -    Back face culling.
     -    Primitive rejection outside of a frustum or viewport.
     -    Real 3D clipping against guardband or frustum and 8 user planes.
     -    Fast clipping in rendering engine.
     -    Drawing rule identical to MS and OpenGL.
     -    Two approaches to do edge/line anti-aliasing.
     -    Line style.
     -    DDA Line drawing identical to diamond exit rule.
     -    All fill modes and flat/Gouraud shading.
     -    Perspective corrections for both texture and color.

     Depth/stencil
     -    All depth test functions.
     -    All stencil functions.
     -    Two-side stencil
     -    16/24 bpp floating/integer depth buffer with very high precision.
     -    8 bpp stencil buffer.
     -    W buffer.
     -    Depth clipping per pixel.
     -    OpenGL Polygon offset/MS Z bias.

     TEXTURE FORMATS

     -    ARGB8888 = 32bpp.
     -    ARGB565/1555/4444 = 16bpp.
     -    A8L8, L8.
     -    UV88.
     -    UVL556.
     -    DXT0 ~ DXT5.
     -    FXT1 ---- 3Dfx compressed format.
     -    1/2/4/8bpp palettized textures.
     -    UYVY &YUY2.
     -    Others are S/W preprocessed.

     THREE TEXTURE KEY MODES
     -    MS key.
     -    Nearest key.
     -    Key with alpha. // MS second key method.

     TEXTURE ADDRESSING MODES IN THREE DIMENSIONS (UVW)
     -    Wrap/Repeat.
     -    Mirror.
     -    Mirror Once.
     -    Clamp.
     -    OpenGL border.

     ALL TEXTURE FILTERS
     -    Mipmap nearest / Bilinear / Trilinear.
     -    Anisotropic
     -    High order filtering, bicubic filtering and up to 8x8 kernel filtering

     6.   VGA CORE
     -    Full DOS standard text mode and graphics mode support
     - Extended graphics mode with 8 bit, 16(555 or 565)bit, 24bit and 32 bit color depth
     -    250Mhz RAMDAC with gamma correction
     -    Support up to 1600x1280 90Hz display mode

     7.   TFT I/F CONTROLLER
     - Programmable LCD timing controller for VGA, XGA, SXGA, SXGA+ and UXGA TFT panels
     -    RGB24 or RGB18 with dithering
     -    Content centering and expansion
     -    Integrated dual channel LVDS transmitter
     -    Advanced scaling engine

     8.   DSTN I/F CONTROLLER
     -    Support VGA and XGA DSTN panels
     - Advanced error diffusion and frame rate control for up to true color display

     9.   MULTI-VIEW DISPLAY ON CRT, LCD AND TV

     - Multi-view for different/same images with independent refresh rates on separate display(CRT, LCD or TV)
     -    MHS support for CRT+LCD or TV+LCD

     10.  SPREAD SPECTRUM LCD I/F
     -    Up to 3dB EMI reduction with programmable spread profile

     11.  ADVANCED MOBILE POWER MANAGEMENT
-    HW or SW suspend and standby mode supported by advanced PWM
-    PCIPM and ACPI support
-    Static and dynamic clock gating
-    AGP Busy/Stop and Intel Speed Step support

     12.  MPEG2/DVD HARDWARE ASSIST PLAYBACK
     -    Full DVD support with AC3 and sub-picture support
     -    Motion compensation and IDCT to offload CPU
     -    Hardware alpha blending for sub-picture
     -    Static Bob or Weave de-interlacing and video scaling
     -    Pan/scan and HD0 support
     -    Microsoft DXVA support

     13.  HOST INTERFACE
     -    1X, 2X, 4X, and 8X AGP
     -    Execute mode for direct command, texture, video and DVD
     -    PCI bus mastering support up to 66Mhz
     -    DMA mastering with scatter gather
     -    PCI 2.2 compliant

     14.  DRAM CONTROLLER
     -    Support SDRAM or SGRAM with different configuration
     -    16 bit, 32 bit, 64 bit or 128 bit data interface
     -    Single data rate(SDR) or dual data rate(DDR) interface support
     -    Multi-bank interlacing and burst mode for high bandwidth utilization
     -    Support up to 300Mhz clock frequency

15.       INTERFACE FOR INTEGRATED NORTH BRIDGE

(iv)     the following other Assets:

          1. Inventory. Any inventory relating to the Graphics Business held by Seller as of June 30, 2003.

          2. See Schedule of fixed assets.

                    SCHEDULE 3.1(a)(ii) TRANSFERRED CONTRACTS

         Upon the Separation, all benefits under the following Contracts shall be transferred from Seller to Buyer as Seller Assets, and all obligations under the following Contracts shall be assumed Buyer as Seller Liabilities, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

--------------------------------------------------------------------------------------------------
          TITLE                            PARTIES                             DATE, TERM
--------------------------------------------------------------------------------------------------
Distribution/
Representative License          TMI and Inno Micro                  April 1, 1998
Agreement                       Corporation                         ?Auto renew (1 year term) ??
--------------------------------------------------------------------------------------------------
                                                                    April 1, 2000
Sales Representative                                                TERMINATED (1 year term. No
Agreement                       TMFE and TTI                        auto-renew.)
--------------------------------------------------------------------------------------------------
Sales Representative            TMI and MARTEK/                     July 1, 1998
Agreement                       ETS                                 No term.
--------------------------------------------------------------------------------------------------
Sales Representative            GFX Div. of TMI and PCD             July 1, 2002
Agreement                       Corp.                               1 year term. no auto-renew.
--------------------------------------------------------------------------------------------------
Sales Representative            GFX Div. of TMI and                 Sept. 1, 2002
Agreement                       Breckenridge Technologies.          No term.
--------------------------------------------------------------------------------------------------
Distribution/                   TMI and Ultima Electronics          July 26, 2002
Representative Agreement        Corp.                               1 year w/ auto-renew.
--------------------------------------------------------------------------------------------------
Sample purchase terms           n/a                                 n/a
--------------------------------------------------------------------------------------------------
                                                                    July 24, 2001
KAW Quote #QW214                TMI and KAW Design Inc.             No term.
--------------------------------------------------------------------------------------------------
                                                                    May 31, 2001
                                                                    Terminates upon last to expire
License Agreement               TMI and Ultimedia                   of the patents.
--------------------------------------------------------------------------------------------------
                                                                    Feb. 4, 2003
                                                                    Terminates upon earlier of
Consulting and                                                      completion of work or
Confidentiality Agreement       TMI and Five Ten Technologies       termination by TMI.
--------------------------------------------------------------------------------------------------

In addition, all outstanding purchase orders and sales orders for products of the Graphics Business outstanding as of June 30, 2003 shall be transferred to Buyer.

              SCHEDULE 3.1(a)(iii) TRANSFERRED ACCOUNTS RECEIVABLE

         1. Accounts Receivable. Upon the Closing of the Transaction, all payments due under the accounts receivable relating to the Graphics Assets arising after June 30, 2003 shall be transferred from Seller to Buyer.

                      SCHEDULE 3.1(b)(i) SELLER LIABILITIES

         For the purposes of this Agreement, "SELLER LIABILITIES" shall mean (without duplication) the following Liabilities (and all obligations arising under the Contracts listed on Schedule 3.1(a)(ii)), whether arising before, on or after the Separation Date, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties:

                  (i)      All accounts payable arising after June 30, 2003.

                  (ii) Any liability associated with the NeoMagic litigation will not be transferred from Seller to Buyer.

                  (iii) All warranty and support obligations arising from products sold after June 30, 2003.

                     SCHEDULE 4.1 BUYER DISCLOSURE SCHEDULE

                     SCHEDULE 4.2 SELLER DISCLOSURE SCHEDULE

Section 4.1 (d): An affiliate of TMFE is currently engaged in litigation with NeoMagic. This litigation or any obligations pursuant to this litigation will not be transferred to Buyer in connection with this Agreement.

LIST OF EXHIBITS

                               (SUBJECT TO CHANGE)

EXHIBIT #         EXHIBIT